UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2016 (February 12, 2016)

F.N.B. CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-31940	25-1255406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North Shore Center, 12 Federal Street Pittsburgh, Pennsylvania	15212
(Address of Principal Executive Offices)	(Zip Code)

(800) 555-5455

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 13, 2016, pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of August 4, 2015 between F.N.B. Corporation and Metro Bancorp, Inc., F.N.B. completed its acquisition of Metro through the merger of Metro with and into F.N.B., with F.N.B. being the surviving corporation. Metro is the holding company for Metro Bank, a Pennsylvania banking institution. Immediately following completion of the merger, Metro Bank merged with and into First National Bank of Pennsylvania, the principal subsidiary of F.N.B., with First National Bank of Pennsylvania continuing as the surviving bank.

Pursuant to the Agreement and Plan of Merger, at the effective time of the merger between Metro and F.N.B., each outstanding common share of Metro (excluding certain shares held by F.N.B., Metro and their respective subsidiaries, which were cancelled without receipt of any consideration) was converted into the right to receive 2.373 shares of the common stock of F.N.B., with fractional shares paid in cash. Additionally, each outstanding option to purchase Metro common shares pursuant to Metro’s equity-based compensation plans was converted into an option to purchase a number of shares of F.N.B. common stock equal to the number of shares of Metro common stock underlying the option immediately prior to the merger multiplied by 2.373 (rounded down to the nearest whole share), at an exercise price equal to the exercise price in effect immediately before the merger, divided by 2.373 (rounded up to the nearest whole cent).

The foregoing description of the Agreement and Plan of Merger and the Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, which is incorporated herein by reference to Exhibit 2.1 filed with this report.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As contemplated by the Agreement and Plan of Merger, on February 12, 2016, the Boards of Directors of F.N.B. and its principal subsidiary, First National Bank of Pennsylvania, each increased their size to seventeen members and elected a former member of the Metro Bancorp, Inc. board of directors, Gary L. Nalbandian, to fill the new vacancy, with a term commencing on March 1, 2016. Mr. Nalbandian’s election was contingent upon the effectiveness of the merger of Metro with and into F.N.B.; which contingency was satisfied on February 13, 2016. Prior to completion of the merger between F.N.B. and Metro on February 13, 2016, Mr. Nalbandian served as the Chairman, President and Chief Executive Officer of Metro Bancorp, Inc. As of the date of this report, Mr. Nalbandian has not been named to serve on any committee of the Board of Directors of F.N.B. or First National Bank of Pennsylvania, and the Boards have not yet identified any particular committee to which Mr. Nalbandian is expected to be named as a member. Compensatory arrangements for Mr. Nalbandian as a director will be consistent with F.N.B.’s standard arrangements for other non-employee directors. During 2015, standard compensation for non-employee directors consisted of an annual retainer fee of $50,000 (excluding annual fees paid for service on a committee of the Board of Directors, which are $3,500 for the Nominating & Governance Committee and $7,500 for each of the Executive, Audit, Compensation and Risk Committees) and a stock award valued at approximately $40,000. Directors of First National Bank of Pennsylvania do not receive a separate fee for their service.

With respect to stock options that were issued to Mr. Nalbandian by Metro Bancorp, Inc., it is expected that at the close of the scheduled post-termination exercise period of those stock options, such period will be extended for any then unexercised and outstanding stock options until February 13, 2017.

Item 8.01	Other Events.

On February 16, 2016, F.N.B. issued a press release announcing the closing of the merger between F.N.B. and Metro. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K have not been included in this report, but will be filed by amendment at a later date. F.N.B. anticipates filing the amendment prior to March 15, 2016.

(b)	Pro Forma financial information.

The unaudited pro forma condensed combined financial information required by Item 9.01(b) of Form 8-K have not been included in this report, but will be filed by amendment at a later date. F.N.B. anticipates filing the amendment prior to March 15, 2016.

(d)	Exhibits

2.1	Agreement and Plan of Merger between F.N.B. Corporation and Metro Bancorp, Inc., dated as of August 4, 2015 (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by F.N.B. on August 7, 2015)

99.1	Press release, dated February 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F.N.B. CORPORATION

By:	/s/ James G. Orie
James G. Orie,
Chief Legal Officer

Date: February 19, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger between F.N.B. Corporation and Metro Bancorp, Inc., dated as of August 4, 2015 (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by F.N.B. on August 7, 2015)

99.1	Press release, dated February 16, 2016